                                                                       EXHIBIT 4

                           STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of January 8, 1996 by and between HOLLY SUGAR CORPORATION, a New York corporation ("Buyer"), and SPRECKELS INDUSTRIES, INC., a Delaware corporation ("Seller").

                              W I T N E S S E T H:

          WHEREAS, Seller owns (i) all of the issued and outstanding shares (the "Sugar Shares") of capital stock of Spreckels Sugar Company, Inc., a Delaware corporation ("SSC"), and (ii) all of the issued and outstanding shares (the "Limestone Shares") of capital stock of Limestone Products Company, Inc., a Delaware corporation ("LPC") (all of the Sugar Shares and the Limestone Shares being hereinafter referred to collectively as the "Shares"); and

          WHEREAS, Seller desires to sell the Shares to Buyer and Buyer desires to purchase the Shares from Seller, on the terms and subject to the conditions of this Agreement:

          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:


                                ARTICLE 1

                   PURCHASE AND SALE OF THE SHARES; PAYMENTS

          1.1 General. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller.

          1.2 Purchase Price. The aggregate consideration for the Shares (the "Purchase Price") shall be an amount equal to the Net Current Asset Value of SSC and LPC as of December 31, 1995 (the "Net Current Asset Value Amount"), plus three million dollars ($3,000,000), plus or minus an amount equal to the Final Adjustment Amount defined below, minus the Excess Environmental Remediation Amount (defined in Section 11.1) if the Seller has elected to waive the condition set forth in Section 7.5 hereof. For purposes of this Agreement, the term "Net Current Asset Value" shall mean the difference between current assets minus current liabilities, determined using generally accepted accounting principles, consistent with Seller's past practices in connection with preparation of Seller's consolidated financial statements, but excluding therefrom (a) any intercompany payables or receivables due to or due from Seller or any subsidiary of Seller, and (b) current assets and current liabilities of SSC and LPC of the types and kinds eliminated as adjustments to the Pro Forma Balance Sheet of SSC and LPC at November 30, 1995 described in
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Section 2.5.  For purposes of determining the Net Current Asset Value Amount, current liabilities shall take account of any Pension Plan Shortfall and of the March 1, 1992 and March 1, 1995 modifications to the benefit formula under the Pension Plan. Seller shall provide to Buyer on or before January 29, 1996 but no later than two business days prior to the Closing Date a balance sheet of SSC and LPC as of December 31, 1995 reflecting the Net Current Asset Value Amount. For purposes of this Agreement, the term "Final Adjustment Amount" shall mean the net amount of any cash infusions less distributions from Seller or any of its subsidiaries to SSC or LPC or from SSC and LPC to Seller or any of its subsidiaries, including transfers relating to Seller's standard cash management practices, from January 1, 1996 to the Closing Date, but excluding any transfers to Seller of cash proceeds from any Sand Business Sale (defined in Section 4.1 below) and any infusions to SSC or LPC as provided in clause (i) of Section 4.1(c). For purposes of this Agreement, the term "Pension Plan Shortfall" means the sum of (i) the accumulated funding deficiency (within the meaning of section 412 of the Code) under the Pension Plan as of June 30, 1995, after redetermination of actuarial valuations as of July 1, 1992, July 1, 1993 and July 1, 1994, reflecting the March 1, 1992 modifications to the benefit formula under the Pension Plan, (ii) the amount by which the required quarterly contributions (within the meaning of section 412 of the Code) to the Pension Plan on or after July 1, 1995 and prior to January 1, 1996 exceeds the quarterly contributions actually made to the Pension Plan for that period (taking into account the March 1, 1995 modifications to the benefit formula under the Pension
Plan), and (iii) any excise tax obligation of SSC attributable to the Pension Plan as of December 31, 1995 under section 4971(a) of the Code or additional premiums payable by SSC to the Pension Benefit Guaranty Corporation as of that date.

          1.3 Closing Date. The consummation of the purchase and sale of the Shares (the "Closing") shall be held at 9:00 A.M. on the second business day after the satisfaction or waiver of the conditions set forth in Sections 6.3, 6.4, 6.5, 7.3 and 7.4, or at such other time and date as the parties hereto shall agree in writing (such date and time being referred to herein as the "Closing Date") at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, CA 94104.

          1.4 Closing Payments and Deliveries. Subject to the conditions to the respective obligations of the parties hereto, on the Closing Date (a) Seller shall deliver to Buyer share certificates representing the Shares duly endorsed or accompanied by duly executed stock powers (in blank) and (b) Buyer shall pay to Seller by wire transfer in immediately available funds to Seller's account at Harris Trust and Savings Bank that portion of the Purchase Price equal to the Net Current Asset Value Amount, plus three million dollars ($3,000,000), minus the Excess Environmental Remediation Amount (if any). The final Purchase Price, taking into account the effect of the Final Adjustment Amount, shall be

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finally determined and settled in accordance with Section 1.5 hereof.

          1.5  Final Determination and Settlement of Purchase Price.

          (a) Not later than five (5) business days after the Closing Date, Seller shall deliver to Buyer a summary (the "Payment Summary") which describes in reasonable detail the calculations of and setting forth the Final Adjustment Amount, which shall also show whether the determination of the Purchase Price results in an obligation of Buyer to pay an additional amount to Seller in settlement of the Purchase Price or an obligation of Seller to make a payment to Buyer in settlement of the Purchase Price.

          (b) Not later than twenty (20) business days after Buyer's receipt of the Payment Summary, unless Buyer elects to dispute the Net Current Asset Value Amount or the Final Adjustment Amount determinations, Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, the Final Adjustment Amount, or in any case the part thereof which is not in dispute, plus interest from the Closing Date to the date of payment at a rate of interest per annum equal to Harris Trust and Savings Bank's "prime rate."

          (c) Buyer may dispute any amounts shown or reflected in the determination of the Net Current Asset Value Amount or the Final Adjustment Amount on the basis that the calculations of such amounts are not consistent with the provisions of this Agreement; provided, however, that Buyer shall have notified Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute. In the event of such a dispute, Seller and Buyer shall attempt to reconcile their differences. If Buyer and Seller are unable to so agree within twenty
(20) days after receipt by Seller of a written notice of dispute, then either Seller or Buyer may submit the items remaining in dispute to Ernst & Young (or, if such firm shall decline to act or is not, at the time of such submission, independent of Buyer and Seller, to another independent accounting firm mutually acceptable to Buyer and Seller (either Ernst & Young or such other accounting firm being referred to herein as the "Independent Accounting Firm")), which shall, within thirty (30) days after such submission, determine and report to Buyer and Seller upon such remaining disputed items (and only such disputed items), and such report shall be final and binding on both Seller and Buyer. Promptly upon such resolution of the disputed items, Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, the amount determined to be due in settlement of the Purchase Price, plus interest to the date of payment at the rate provided above. The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

              Seller represents, warrants and agrees as follows:

          2.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Each of SSC and LPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power to own its properties and carry on its business as the same is now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined). Complete and correct copies of the corporate charter and by-laws of SSC and LPC, as amended to the date hereof, have been delivered to Buyer.

          2.2 Capitalization; Title to Shares. The authorized capital stock of SSC consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are outstanding. The authorized capital stock of LPC consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are outstanding. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, and none of the issued and outstanding shares of Common Stock of SSC or LPC were issued in violation of the preemptive rights of any present or former stockholder of SSC or LPC, respectively. No equity securities (as defined in the Securities Exchange Act of 1934, as amended) of SSC or LPC are reserved for issuance for any purpose, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which SSC or LPC is a party or by which SSC or LPC is bound relating to any shares of the capital stock or other equity securities of SSC or LPC (including the Shares), whether or not outstanding. The Shares are owned beneficially and of record by Seller, free and clear of any liens, claims, encumbrances or other contractual restrictions of any kind (other than liens imposed by the Indenture, which will be released on or as of the Closing Date). No options, warrants or other rights to acquire, sell or issue shares of capital stock of SSC or LPC are outstanding. The transfer and delivery of the Shares by Seller to Buyer as contemplated by this Agreement will transfer good title to the Shares to Buyer, free and clear of all security interests, liens, claims, encumbrances and other contractual restrictions of any kind (except for any of the foregoing which may contemporaneously or thereafter be created or permitted to exist by or on behalf of Buyer or any of its Affiliates). Except for all of the outstanding shares of Spreckels Development Company owned by SSC (which shall be distributed out of SSC in accordance with Section 4.2)

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and shares of West Coast Beet Seed Company owned by SSC, neither SSC nor LPC owns equity interests in any other entity.

          2.3 Authorization and Validity of Agreement. The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller, which constitutes all required corporate action of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding agreement of Seller, enforceable against it in accordance with the terms hereof except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforceability of creditors' rights generally and except for the application of equitable principles.

          2.4 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the performance by Seller of the transactions contemplated hereby will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of the respective charter documents or Bylaws of Seller, SSC or LPC or any agreement or instrument, permit, franchise, license, judgment, order, statute or regulation applicable to Seller, SSC or LPC or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancelations or accelerations which would not have a Material Adverse Effect, or (b) result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SSC or LPC under any of the terms, conditions or provisions of any such agreement or instrument.

          2.5 Financial Statements. Attached as Schedule 2.5 are the unaudited historical balance sheets of SSC, LPC, Spreckels Water Company ("SWC") and Spreckels Land Company ("SLC") (collectively, the "Combined Entities") as of June 30, 1995 and November 30, 1995 (referred to individually as a "Balance Sheet" or collectively as the "Balance Sheets") and the unaudited statements of income of the Combined Entities for the year ended June 30, 1995 and the five months ended November 30, 1995 (such statements of income and the Balance Sheets being collectively referred to as the "Historical Financial Statements"). Attached also as Schedule 2.5 is the pro forma balance sheet of SSC and LPC as of November 30, 1995, which is the historical November 30, 1995 Balance Sheet of the Combined Entities, with certain pro forma adjustments described therein to separate SSC and LPC from the Combined Entities and other adjustments consistent with this Agreement (the "Pro Forma Balance Sheet"). The Historical Financial Statements present fairly the financial condition of the Combined Entities as of their respective dates and the combined results of their operations for their respective periods, subject in the case of the November 30, 1995 Financial Statements, to normal and

                                       5
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recurring year-end adjustments and to the absence of footnotes.  As of the date of its most recently regularly prepared financial statements and for the 12-month period then ended, neither the assets nor the annual revenues of LPC exceed twenty-five million dollars ($25,000,000).

          2.6 Absence of Certain Changes or Events. Since November 30, 1995, except as contemplated by or disclosed in this Agreement, SSC and LPC have operated their respective businesses only in the ordinary course, and there has not been:

          (a) any sale, lease, distribution, transfer, mortgage, pledge or subjection to lien of any material assets of SSC or LPC, except sales of inventory and obsolete or surplus equipment in the ordinary and usual course of business and the creation of Permitted Liens (defined in Section 2.7);

          (b) any material damage, destruction or loss to the assets of SSC or LPC whether or not covered by insurance;

          (c) a termination, or a threatened termination, or material modification, in any such case not in the ordinary course of business, of any material contract or the relationship of SSC or LPC with any customer or supplier, who in the aggregate accounted for in excess of $250,000 of sales or purchases of Seller during the last full fiscal year of Seller;

          (d) any change in accounting methods or principles or the application thereof or any change in policies or practices with respect to items affecting working capital;

          (e) any material delay or reduction in capital expenditures or "inter-campaign" maintenance in contemplation of this Agreement or otherwise, or any material failure to continue to make capital expenditures or to perform "inter-campaign" maintenance in the ordinary course of business consistent with past practice;

          (f) any bonus payments, salary increases, commission increases or modifications, the execution of any employment agreement, severance arrangement, consulting arrangement or similar document or agreement, or other changes in employee benefits or other compensation of employees of SSC and LPC (excluding the Manteca Employees) except in the ordinary course of business;

          (g) any waiver of any rights that, singly or in the aggregate, would have a Material Adverse Effect;

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          (h)  any labor strikes, union organizational activities or other similar occurrence with respect to the employees and SSC and LPC (excluding the Manteca Employees);

          (i) any contract or commitment to do or cause to be done any of the foregoing.

     2.7 Fixed Assets. After giving effect to the actions described in Section 4.2, SSC owns two sugar production facilities, one located in Woodland, California, and the other located in Mendota, California. LPC owns a limestone quarry property located in Cool, California. SSC and LPC own fee simple title to the real property located at each such location respectively, free and clear of all mortgages, liens, pledges, security interests or encumbrances of any nature whatsoever except for (a) the matters described in Schedule 2.7; (b) those which do not, in the aggregate, materially impair the use of such real property in the operation of their respective businesses; (c) any lien for taxes not yet delinquent; (d) liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business for sums not yet delinquent; and (e) zoning laws and other land use restrictions that do not impair the present or anticipated use of such real property (the foregoing items in (a) through (e) collectively referred to as "Permitted Liens"). SSC also leases office space at Pleasanton, California under the lease identified in
Schedule 2.7. SSC also leases real property under the other leases identified in Schedule 2.7. SSC and LPC together own all of the equipment reflected on the Balance Sheets (excluding the equipment owned by SSC and located at its Manteca Facility), free and clear of all liens and claims of others, except such equipment as has been disposed of in the ordinary course of business since November 30, 1995 and except for such items as may be identified on Schedule
2.7. Such equipment is in condition typical for the ordinary conduct of the respective businesses of SSC and LPC. SSC and LPC own or have the right to use real property (including improvements and fixtures) and equipment necessary to the operation of their respective businesses in accordance with past practices.

     2.8 Inventory. The inventories of SSC and of LPC shown on their respective Balance Sheets consisted of items of a quality typical of inventory in their respective businesses. The amounts of such inventories shown on the Balance Sheets have been determined in accordance with generally accepted accounting principles and Seller's past practices with respect to preparation of its financial statements.

     2.9 Accounts Receivable. The accounts receivable reflected on the Balance Sheets reflected amounts actually due and owing as of the date thereof. In addition, the trade accounts receivable arose in the ordinary course of the business of SSC and LPC.

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     2.10  Litigation.  Except as disclosed on Schedule 2.10 or in the Financial
Statements, there is no lawsuit or legal, administrative or regulatory proceeding or investigation pending or threatened against SSC or LPC which would, if adversely determined, reasonably be expected to have a Material
Adverse Effect. With respect to threatened actions and proceedings or investigations for which Seller, SSC or LPC have not been served process, this representation and warranty shall be to Seller's knowledge.

     2.11  Employee Benefit Plans.

     (a) Except for the plans and agreements listed in Schedule 2.11 (collectively, the "Plans"), neither SSC nor LPC maintains, is a party to, contributes to or is obligated to contribute to, any of the following (whether or not set forth in a written document):

          (i) Any employee benefit plan, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

          (ii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, profit-sharing, severance, termination pay or similar plan or arrangement;

          (iii) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with Part 6 of Title I of ERISA ("COBRA"); or

          (iv) Any employment or termination agreement, or any consulting agreement not terminable without penalty upon 60 days' notice.

     (b) Neither SSC nor LPC has, since January 1, 1988, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA.

     (c) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the requirements of ERISA applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

     (d) Each Plan that is intended to qualify under section 401(a) of the Code meets in all material respects the requirements for qualification under section 401(a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under section 401(b) of the Code and the regulations thereunder. Each such Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under section 401(b) of the Code) and the applicable provisions of ERISA and the Code and the regulations thereunder, except to the extent that a failure to be so administered would not have a Material Adverse Effect.

     (e) Except as disclosed on Schedule 2.11(e) and except with respect to the Pension Plan Shortfall or as otherwise taken into account in determining the Purchase Price, as of the most recent actuarial report of the Plan, neither SSC nor LPC has any unfunded benefit liability under section 412 of the Code or Title IV of ERISA and no termination or withdrawal liability under Title IV of ERISA with respect to any Plan listed in Schedule 2.11, as measured by the Plan's unfunded actuarial accrued liability.

     (f) Except with respect to the Pension Plan Shortfall, all contributions, premiums or other payments due from SSC or LPC to (or under) any Plan have been fully paid or adequately provided for in the Financial Statements. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

     (g) Neither SSC nor LPC has any obligation to provide post-retirement health benefits to its respective employees or former employees except an obligation that is reflected on the Balance Sheets in accordance with generally accepted accounting principles.

     (h) True and complete copies of the following documents with respect to each of the Plans (as applicable) have been delivered by Seller to Buyer: (i) any current written plans, related trust documents and group annuity contracts, if any, and all amendments thereto (or, if no written plan document exists, a written description of the terms of the plan), (ii) the most recent summary plan description, and (iii) the most recent actuarial report or valuation relating to such employee benefit plan (in the event such plan is subject to Title IV of ERISA).

     (i) No Plan provides for payments from the general assets of SSC or LPC to employees contingent in any respect upon a change of control of SSC or LPC.

     (j) Seller will take all necessary actions to comply with the Worker Adjustment and Retraining Notification Act (the "WARN Act") to the extent it is subject to such Act, and none of Buyer, SSC or LPC shall have any disclosure or announcement obligations or any other responsibilities prior to Closing under the WARN Act as a result of the transactions contemplated by this Agreement.

     2.12 Liabilities. Except as reflected or set forth elsewhere in this Agreement or on the Balance Sheets or on Schedule 2.12, to Seller's knowledge, neither SSC nor LPC has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, that would be of a type and nature that would be reported on a financial statement (including the notes thereto) prepared in accordance with generally accepted accounting principles, excluding liabilities and obligations arising in the ordinary course of business since November 30, 1995 and excluding the matters described in Schedule 2.10.

     2.13 Taxes. SSC and LPC, or Seller with respect to the consolidated or combined returns in which SSC and LPC are included, have timely filed all Tax Returns required to be filed and have paid all Taxes shown thereon as owing, except where the failure to file or to pay Taxes would not have a Material Adverse Effect. Seller is not a foreign person within the meaning of section 1445(b)(2) of the Code. Neither SSC nor LPC is a party to any agreement, contract, arrangement, or plan, the performance of which resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of section 280G of the Code. None of the assets of SSC and LPC is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former section 168(f)(8) of the Code. None of the assets of SSC or LPC directly or indirectly secures any debt, the interest on which is tax-exempt under section 103(a) of the Code. None of the assets of SSC or LPC is "tax-exempt use property" within the meaning of section 168(h) of the Code. Neither SSC nor LPC is a party to any allocation or sharing agreement with respect to Taxes.

     2.14 Compliance With Laws. Except as set forth on Schedule 2.14, (a) SSC and LPC are in compliance with all statutes, orders, rules, ordinances and regulations applicable to them or to the ownership of their assets or the operation of their businesses, except where any failure to so be in compliance would not have a Material Adverse Effect, and (b) neither SSC nor LPC has received, since July 1, 1993, any written order, notice or other communication from any federal, state or local governmental agency, of any violation of and/or failure to comply with any such statute, order, rule, ordinance or regulation.

     2.15 Contracts. Except as may be disclosed in Schedule 2.15, neither SSC nor LPC is a party to any contracts or commitments entered outside the ordinary course of business which would be reasonably likely to have a Material Adverse Effect. Schedule 2.15 lists all contracts and commitments relating to indebtedness for borrowed money (except for those which are in the aggregate less than $100,000) and capitalized leases (except for those which are in the aggregate less than $250,000); provided, however, that any indebtedness or capitalized lease which is not included in Schedule 2.15 and constitutes a breach of the representation contained in this sentence but which is none-theless reflected in the December 31, 1995 pro forma balance sheet

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of SSC and LPC described in Section 1.2 shall constitute an indemnifiable event only to the extent of the harm caused by Buyer's lack of knowledge of the existence of the indebtedness or capitalized lease and not otherwise for the entire amount of the indebtedness or the capitalized lease. Neither SSC nor LPC is in default or alleged to be in default in any material respect under any of its contracts or commitments where the reasonably foreseeable consequences of any such default would be expected to have a Material Adverse Effect. Effective as of Closing, SSC and LPC shall not be guarantors of any obligations under the Indenture.

     2.16 Environmental Matters. Except as set forth in Schedule 2.16 and matters relating to the Manteca Facility (as defined below), neither SSC nor LPC has received written notice from any governmental agency of any material violation of environmental laws, where such violation would be reasonably expected to have a Material Adverse Effect. There exists no writ, injunction, decree, order or judgment, claim, suit, proceeding, citation, directive, summons or investigation relating to potential violations of environmental laws as a result of the use, maintenance or operation of any of the assets of SSC or LPC (excluding the properties described in Section 4.2(a)-(e) of this Agreement), except for any such matter as would not reasonably be expected to have a Material Adverse Effect.

     2.17 Labor Disagreements. Except as set forth in Schedule 2.17, and excluding matters relating solely to the Manteca Employees, since June 30, 1993 neither SSC nor LPC has experienced any work stoppage or slowdowns due to labor disagreements. Except as set forth in Schedule 2.17, (i) there is no unfair labor practice charge or complaint against SSC or LPC before the National Labor Relations Board; (ii) there is no labor strike, request for representation, slowdown or stoppage actually pending by any employees of SSC or LPC; (iii) no grievance or any arbitration proceeding arising out of or under any collective bargaining agreement is pending which could reasonably be expected to have a Material Adverse Effect; and (iv) no collective bargaining agreement that is binding on SSC or on LPC restricts it from closing or relocating any of its operations. Schedule 2.17 is a complete list of all unions which represent any employees of SSC or LPC. Except as disclosed on Schedule 2.17, no union is attempting to organize or otherwise become the bargaining representative for any employees of SSC or LPC.

     2.18 Governmental Authorizations. SSC and LPC have and are operating in compliance with all licenses, permits or other authorizations from governmental, regulatory or administrative agencies or authorities required for the conduct of its business, except where the failure to have or operate in compliance with the same would not reasonably be expected to have a Material Adverse Effect.

     2.19 Seller's 1934 Act Reports. The information concerning SSC and LPC in Seller's filings, reports and submissions under the Securities Exchange Act of 1934, as amended, does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein not misleading (materiality to be determined for this purpose with respect to Seller and its subsidiaries taken as a whole).


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents, warrants and agrees as follows:

     3.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

     3.2 Authorization and Validity of Agreement. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer, which constitutes all required corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding agreement of Buyer, enforceable against it in accordance with the terms hereof except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforceability of creditors' rights generally and except for the application of equitable principles.

     3.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby by Buyer will violate or conflict with any of the provisions of the corporate charter or by-laws of Buyer or any agreement or other obligation binding upon Buyer.

     3.4 Purchase for Investment. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or foreign securities laws. Buyer is purchasing the Shares solely for investment with no present intention to distribute any of the Shares to any person, and Buyer will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws.

     3.5 Buyer's Inquiry. Buyer is knowledgeable about the sugar industry and sugar companies. Buyer has carefully reviewed information supplied by Seller as to the financial condition, results of operations, assets, liabilities, properties, operations and prospects of SSC and LPC. In determining to enter into this Agreement and close the transaction contemplated hereby, Buyer has relied on such review and the representations and warranties of Seller set forth in this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES, OPERATIONS OR PROSPECTS OF SSC OR OF LPC.


                                   ARTICLE 4

                        ACTIONS BEFORE THE CLOSING DATE

     The parties covenant to take the following actions between the date hereof and the Closing Date:

     4.1 Conduct of Business. Except as otherwise contemplated by the transactions provided for herein or the terms hereof, pending the Closing, Seller shall comply, and Seller shall cause SSC and LPC to comply, with the following provisions:

          (a) SSC and LPC each shall operate its respective business in the ordinary course;

          (b) Seller shall promptly notify Buyer of, and furnish to Buyer any information that Buyer may reasonably request with respect to, the occurrence of any event or the existence of any state of facts that may result in the representations and warranties of Seller not being true if they were made at any time prior to or as of the date of the Closing;

          (c) Except as required by the Plans and set forth on Schedule 4.1, neither SSC nor LPC shall (i) grant or agree to grant any bonuses to any employee of SSC or LPC, unless the amount thereof is paid by Seller or Seller reimburses SSC or LPC for the amount of any such bonus, and such paid or reimbursed amount shall not be considered a cash infusion for purposes of calculating the Final Adjustment Amount, (ii) grant any general increase in the rates of salaries or compensation of employees or any specific increase to any employee of SSC and LPC; (iii) provide for any new pension, retirement or other employment benefits to any employees of SSC and LPC or any increase in any existing benefits or (iv) terminate or amend in any respect or provide for any material increase in benefits under any Plan, excluding in each case any matters relating solely to Manteca Employees;

          (d) Neither SSC nor LPC shall amend its certificate of incorporation or by-laws or enter into any merger or consolidation agreement;

          (e) Neither SSC nor LPC shall authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents or amend any of the terms of any such securities or agreements;

          (f) Seller shall, by contribution to capital or distribution in respect of equity not involving any cash payment, cause the intercompany payables and receivables of SSC and LPC to be cancelled as of the Closing Date;

          (g) SSC and LPC shall use best efforts to maintain and preserve the business of SSC and LPC intact, to retain their present employees so that they will be available after the Closing and to maintain existing relationships with customers, suppliers and others so that those relationships will be preserved after the Closing;

          (h) Neither SSC nor LPC shall sell, assign or dispose of any of its material assets or properties, tangible or intangible, or incur or assume any liabilities or enter into any sale/leaseback or similar transaction, except for sales and dispositions made, or liabilities incurred, in the ordinary course of business consistent with past practices, except that Seller may cause LPC to sell to a third party goodwill and assets (but excluding real property) associated with LPC's sand business (the "Sand Business Sale"). In connection with the Sand Business Sale: (i) Seller may cause LPC to give the purchaser a non-competition agreement relating to the conduct of a sand business from the quarry located on LPC's premises, which non-competition agreement shall not restrict Buyer's or LPC's sales of sand for internal purposes of Buyer and its Affiliates and shall be in such form as reasonably consented to by Buyer, such consent not being unreasonably withheld, and (ii) Seller may cause the net proceeds of the Sand Business Sale to be distributed to Seller;

          (i) Neither SSC nor LPC shall assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary course of business consistent with past practices and in amounts not material to SSC and LPC or make any loans, advances or capital contributions to or investments in any other person or entity, other than in the ordinary course of business consistent with past practices;

          (j) Neither SSC nor LPC shall take, or agree in writing or otherwise to take, any of the actions described in this Section 4.1 or any action that would make any representation or warranty inaccurate or untrue or that would result in any of the conditions set forth in Article 7 hereof not being satisfied;

          (k) SSC and LPC shall maintain the books of account and records in the usual, regular and customary manner consistent with practices employed prior to the date hereof;

          (l) SSC and LPC shall not implement or adopt (i) any change in its respective accounting methods or principles or the application thereof (including depreciation lives) or (ii) any material change in its respective tax methods or principles or the application thereof (including depreciation lives); and

          (m) SSC and LPC shall not transfer any of their respective assets to Seller or its subsidiaries except for cash transfers that are reflected in the Final Adjustment Amount.

     4.2 Seller's Transfers. Notwithstanding anything in this Agreement to the contrary (including without limitation, the agreements set forth in Section 4.1), at or prior to the Closing Seller shall cause the following to occur:

          (a) All of the outstanding shares of Spreckels Development Company ("SDC") shall be distributed out of SSC; provided, however, that neither Seller nor SSC shall have moved any assets of SSC into SDC after the date hereof, except for any transfers to Seller or subsidiaries permitted by this Section 4.2(a) through (f);

          (b) All of the land, premises and fixed assets at the facility located in Manteca, California (the "Manteca Facility") shall be transferred out of SSC and all of the employees of SSC located at such location (the "Manteca Employees") shall be hired by Seller or a subsidiary of Seller other than SSC or LPC;

          (c) The Tooby Land and any premises thereon shall be transferred out of SSC;

          (d) Ranch 440 in Mendota, California and any premises thereon shall be transferred out of SSC;

          (e) The property, premises and equipment located in Spreckels, California shall be transferred out of SSC (excluding SSC's beet seed research equipment and processing equipment);

          (f) Seller shall assume all workers' compensation claims asserted by employees of SSC and LPC prior to the Closing Date; and

          (g) SLC shall transfer to SSC fee simple interest in the Frusetta land and premises.

Any liabilities and obligations associated with owning and operating the properties described in items (a) through (e) above or the assets of SDC (excluding pension obligations to the Manteca Employees accruing prior to the Closing Date), the liabilities described in (f) above, and all obligations to former employees of SSC or LPC who are retired as of the Closing Date and to their dependents under the Major Medical Plan and any other obligations assumed or retained by Seller under Sections 10.4, 10.5, or 10.6 shall be referred to in this Agreement as the "Seller Retained Liabilities." All representations and warranties of Seller shall be deemed to be modified to reflect the actions described in this Section 4.2.

     4.3 Access. Prior to the Closing Date, Seller shall provide Buyer and its representatives with, during normal business hours and upon reasonable notice, full access to, and will make available for inspection and review, all properties, personnel, books, records and accounts of SSC and LPC in order that Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of SSC and LPC (excluding, however, meetings with growers). It is understood that Buyer shall be permitted to maintain personnel on the premises of SSC or LPC during customary business hours to observe all aspects of the operations of SSC and LPC and to confer with its management. Buyer may not conduct any underground soil or groundwater testing without Seller's prior consent. Buyer shall use its best efforts to conduct its review in such a manner so as to not unduly disrupt the operation of the businesses of SSC and LPC.

     4.4 Transition Lease. On the Closing Date, Seller or one of its subsidiaries shall enter into a lease with SSC or Buyer with respect to the following: (a) the real property interests located at Spreckels, California, which are necessary for SSC to conduct its agricultural research and beet seed operations (the "Spreckels Premises"), such lease to be on commercially reasonable terms, with taxes, building insurance and utilities to be provided by Seller and bearing rent at $2,000 per month; and (b) the storage facilities (the "Storage Facilities") in the Manteca Facility and the Salinas, California properties that were held by SSC immediately prior to the Closing, which lease will have commercially reasonable rent terms based on per 100-weight amounts of sugar stored therein by SSC or Buyer during the period starting sixty (60) days after the Closing Date and pursuant to which SSC or Buyer shall provide all necessary services for storage of sugar. The Transition Lease with respect to the Spreckels Premises will be for a minimum term of one year from the Closing Date and shall on that date or thereafter be terminable upon six months' prior written notice by either party given not earlier than six months after the Closing Date. The Transition Lease with respect to the Storage Facilities will be for a term of 20 years, and may be terminated with respect to any Storage Facility (i) upon 30 days written notice by Buyer to Seller or (ii) upon 30 days written notice by Seller to Buyer of its intent to convert any such Storage Facility into a use other than storage of sugar or to cause any such Storage Facility to be torn down (provided, however, that the lease shall recommence with respect to such Storage Facility if such action described in the notice does not occur within 90 days following such notice). The parties shall act in good faith to negotiate the form of the Transition Lease prior to Closing.

     4.5 No Public Announcement. No party hereto shall make any public announcement concerning the transactions contemplated by this Agreement without the prior approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, in the event any such public announcement is required by law to be made by the party proposing to make the same, such party shall use its best efforts to consult in good faith with the other party before the making of such public announcement.

     4.6 Best Efforts. Seller and Buyer shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to this Agreement, including the filings (the "HSR Filings") required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Both parties shall use their best efforts to make their respective HSR Filings as promptly as possible but in no event later than January 12, 1996. Each party shall act in good faith to cause to be satisfied all the conditions precedent to the Closing of this Agreement for which it is responsible and to render accurate as of the Closing its representations and warranties contained in this Agreement; notwithstanding the generality of the foregoing, Buyer agrees to cooperate to obtain the consents of the lenders referred to in Section 6.3, including, if necessary, a guarantee of the financing on commercially reasonable terms by Buyer.

     4.7 Determination of Environmental Remediation Amount. The Independent Consultant (defined in Section 11.1), working under the joint direction of Seller and Buyer, shall determine the Environmental Remediation Amount on or before January 29, 1996. In the event that the Environmental Remediation Amount is not determined by that date, the Environmental Remediation Amount shall be deemed to be less than two million five hundred thousand dollars ($2,500,000). Seller shall, and shall cause SSC to, extend all reasonable efforts to cooperate with the Buyer and the Independent Consultant in order to facilitate the determination of the Environmental Remediation Amount by January 29, 1996. Promptly upon determination of the Environmental Remediation Amount, the Independent Consultant shall send written notice thereof to Seller and to Buyer. If the Environmental Remediation Amount exceeds two million five hundred thousand dollars ($2,500,000), then Seller shall, within three (3) business days after receipt of written notice thereof, notify Buyer whether Seller elects to waive the condition set forth in Section
7.5 hereof (such notice being hereinafter referred to as the "Election Notice"). If Seller elects to waive such condition, the Purchase Price shall be reduced by an amount equal to the Excess Environmental Remediation Amount. If Seller does not elect to waive such condition, then Buyer shall have the right, to be exercised by written notice to Seller within three (3) business days of receipt by Buyer of Seller's Election Notice, to require that Seller consummate the transactions contemplated by this Agreement (notwithstanding that the condition set forth in Section 7.4 hereof has not been satisfied or been waived by Seller), in which event the Purchase Price shall not be reduced by the Excess Environmental Remediation Amount. Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability to Buyer for any contamination or environmental remediation costs associated with the matters upon which the Environmental Remediation Amount is based. Each of Buyer and Seller shall pay one-half of the fees and expenses of the Independent Consultant up to $10,000 and Buyer shall pay any fees and expenses in excess of $10,000.


                                   ARTICLE 5

                         ACTIONS AFTER THE CLOSING DATE

     The parties covenant to take the following actions after the Closing Date:

     5.1 Guaranteed Obligations. From and after the Closing Date, Buyer shall cause SSC and LPC fully to perform and observe all the obligations required to be performed and observed by SSC and LPC under each contract, agreement, lease or other obligation (including such obligations as may exist other than under a contract or agreement) of SSC or LPC with respect to which Seller or any of its Affiliates (other than SSC or LPC) are or may be obligated as a guarantor or assignor or otherwise or identified as a party thereto, to the extent that all such obligations are (a) less than $50,000 in the aggregate or (b) are listed on
Schedule 5.1.

     5.2 Further Information. Following the Closing, each party shall afford, and Buyer shall cause SSC and LPC to afford, to the other party, and their respective counsel and accountants, during normal business hours, reasonable access to the books, records and other data of SSC in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates that relate to SSC, or
(ii) for any other reasonable business purpose.

     5.3  Record Retention.  Buyer agrees that for a period of not less than six
(6) years following the Closing Date it shall not, and shall not permit SSC or LPC to, destroy or otherwise dispose of any of those books, records or other documents held by SSC or LPC and relating to their respective properties, liabilities or operations before the Closing Date except in a manner consistent with policies approved by counsel for Seller in light of applicable statutes of limitation. Buyer agrees that it shall, and it shall cause SSC and LPC to, make available to Seller and its representatives and agents all such books, records and documents, and permit Seller and its respective representatives and agents to examine, make extracts from and, at their expense, copy such books, records or documents at any time during normal business hours for any proper purpose. Buyer shall have the right to destroy, or permit SSC and LPC to destroy, all or part of such books, records and documents at a time earlier than the sixth (6th) anniversary of the Closing Date permitted by such approved policies, by giving Seller thirty (30) days' prior written notice of such intended disposition and by offering to deliver to Seller, at Seller's expense, custody of such books, records and documents as Buyer, SSC or LPC may intend to destroy; provided, however, that, in any event, no such documents shall be destroyed unless Buyer shall have received a written acknowledgment from Seller that such notice has been received. Seller agrees to retain all books, records or other documents held by Seller or its Affiliates relating to the properties, liabilities or operations of SSC before the Closing Date in accordance with the approved policies, and the provisions of this Section 5.3 shall apply thereto with Seller having the rights and obligations of Buyer and Buyer having the rights and obligations of Seller. All information obtained by Seller pursuant to this
Section 5.3 shall be held strictly confidential by Seller, subject only to disclosure as required by applicable law or legal process. From and after the Closing Date, Seller shall provide (and shall cause its agents, Affiliates and accountants to provide) all information, access to information and cooperation reasonably requested by Buyer to permit Buyer or its Affiliates and the accountants appointed by them to cause the financial statements of SSC and LPC for periods before Closing to be audited by a firm of certified public accountants.

     5.4 Insurance; Risk of Loss. Prior to the Closing Date, Seller shall be responsible to maintain (or cause SSC and LPC to maintain) casualty, general liability, product liability and other forms of insurance customarily maintained by or for SSC and LPC in the ordinary course of their respective businesses. To the extent requested by Buyer, Seller shall extend all reasonable cooperation to transfer such insurance coverage to SSC or LPC. Effective as of and after the Closing
Date: (i) Seller shall no longer be obligated to maintain any insurance coverage relating to the assets or business of SSC or LPC, and (ii) Buyer, SSC and LPC shall become solely responsible to maintain (if they so choose) any or all insurance coverage and shall bear the related risk of any occurrence covered (or which would be covered) by such insurance.

     5.5 Manteca Facility. Within a reasonable time after the Closing Date, but in any case not later than sixty (60) days thereafter, Buyer shall cause SSC to keep any and all inventory (including supplies) owned by SSC and that continues to be located at the Manteca Facility in accordance with the terms of the Transition Lease. Seller shall give all reasonable assistance to Buyer at the Manteca Facility, without charge, to facilitate the removal of any such inventory or the compliance by Buyer and SSC with the foregoing provision.

     5.6 Further Assurances. Each party shall cooperate with the other, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

     5.7 Cooperation with Financial Reporting. Seller and Buyer each acknowledge and understand that the other (or its parent) is subject to reporting requirements under the Securities Exchange Act of 1934, as amended, and is required to obtain certain information in periodic reports, registration statements and other documents filed with the Securities and Exchange Commission under the federal securities laws or in disclosure documents given investors in certain securities offerings. Seller and Buyer each agree to use their respective best efforts to cooperate fully and promptly with the other, and each respectively shall cause its affiliates, accountants, counsel and other agents and representatives to cooperate fully and promptly with the other, in connection therewith and, in particular, in the preparation of all financial statements required with respect to SSC and LPC by Regulation S-X on a timely basis; provided, however, that any audit shall be conducted by accountants engaged by the party conducting the audit.

     5.8 Manteca Equipment. After the Closing, Seller and Buyer shall jointly appoint a qualified appraiser who shall prepare an appraisal of the fair market value of the major items of equipment at the Manteca Facility. For this purpose, the appraiser shall consider that fair market value means the successful bid at a public auction conducted by Seller upon reasonable notice, which bid is made by a party who would remove the sale item from the

Manteca Facility at its expense and utilize it generally for its intended purpose at another location. Buyer shall have the option, which may be exercised by written notice to Seller not later thirty (30) days after Buyer's receipt of such appraisal, to purchase any or all such items for a price equal to the fair market value as determined by the appraiser. As to any such items so purchased, Seller shall credit Buyer, against the price thereof, with an amount (the "Manteca Credit Amount") equal to one million seven hundred thousand dollars ($1,700,000). As to any unused portion of the Manteca Credit Amount, Buyer may utilize such unused portion in any other offer made to Seller to purchase any other items of such equipment, and, if Seller elects to conduct a public sale of such equipment, Buyer may bid on the same terms as other prospective purchasers and shall have a credit for such unused portion against any successful bid. If Seller elects to sell such equipment to a third party (other than at an auction), Buyer shall have a right of first refusal to purchase such equipment. In such event, Seller shall give Buyer written notice of the price and terms of any such proposed sale and the identity of the proposed Buyer (the "Sale Notice"), and Buyer shall have five (5) days following receipt of the Sale Notice to exercise its right of first refusal by written notice to Seller, in which case Buyer shall pay to Seller the purchase price for such equipment within five (5) business days thereafter. If Buyer does not exercise its right of first refusal within five (5) days following Buyer's receipt of the Sale Notice, Seller may during a period of ninety (90) days after expiration of such five-day period, sell such equipment to the buyer identified in the Sale Notice for a price and terms no less favorable to Seller than set forth in the Sale Notice. If Buyer elects to purchase such equipment pursuant to the Sale Notice, Buyer shall have a credit for the unused portion of the Manteca Credit Amount against Buyer's obligation to pay the purchase price. Any items of equipment purchased by Buyer under this section shall be removed from the Manteca Facility at Buyer's expense and at Buyer's risk. The cost of the appraisal provided in this section shall be borne equally by Seller and Buyer.


                                   ARTICLE 6

                         CONDITIONS TO CLOSING OF BUYER

     The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

     6.1 Seller's Representations, Warranties and Performance. The representations and warranties of Seller herein contained shall be true in all material respects as of and at the Closing Date with the same effect as though made at the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made herein as of a specified date, in which case such representation or warranty shall be true in all material respects as of such specified date. Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants and other agreements required by this Agreement to be performed or complied with by it before the Closing Date. On the Closing Date, Seller shall have delivered to Buyer an officer's certificate to the effect of the preceding two sentences.

     6.2 Transfer of Shares. Seller shall have delivered the following items to Buyer:

          (a) Certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of SSC and LPC;

          (b) The stock books, stock ledgers, minute books and corporate seals of SSC and LPC;

          (c) Certificates and telegrams from appropriate authorities, dated and most recent practicable date, as to the qualification to do business and good standing of SSC and LPC, and payment of taxes by SSC and LPC, in California; and

          (d)  The resignation of each director and officer of SSC and LPC.

     6.3 Ion Exclusion Financing. To the extent required by the applicable documents, (a) the consents of each lender/lessor under the applicable documents for SSC's ion exclusion financing shall have been obtained and (b) such applicable documents shall have been amended so that no default thereunder will occur as a result of any default under the Indenture.

     6.4 Release of Harris Bank Financing. Harris Trust and Savings Bank shall have released all claims against SSC or LPC with respect to the Harris Bank Financing and released all liens and security interests of Harris Trust and Savings Bank on the Shares and any property belonging to SSC and LPC, all in form and substance satisfactory to Buyer.

     6.5 No Legal Action. All waiting periods under the HSR Act shall have expired, or shall have been subject to early termination. There shall be no action taken and outstanding, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any court or governmental authority, or any action or proceeding seeking an injunction or order pending or threatened, which would (i) prohibit the ownership or operation by Buyer or its Affiliates of all or a material portion of its business, assets or properties following the Closing, or compel Buyer or its Affiliates to dispose of or hold separate all or a material portion of its business, assets or properties following the Closing, as a result of the transactions contemplated by this Agreement, or (ii) render Seller or Buyer unable to consummate the transactions contemplated by this Agreement.

     6.6 Transition Lease. Seller shall have provided Buyer with a signed copy of the Transition Lease in a form reasonably acceptable to Buyer.

                                   ARTICLE 7

                        CONDITIONS TO CLOSING OF SELLER

     The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

     7.1 Buyer's Representations, Warranties and Performance. The representations and warranties of Buyer herein contained shall be true in all material respects as of and at the Closing Date with the same effect as though made at the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made herein as of a specified date, in which case such representation or warranty shall be true in all material respects as of such specified date. Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants and other agreements required by this Agreement to be performed or complied with by it before the Closing Date. On the Closing Date, Buyer shall have delivered to Seller an officer's certificate to the effect of the preceding two sentences.

     7.2  Purchase Price.  Buyer shall have paid Seller the amount provided in
Section 1.4 hereof.

     7.3 Ion Exclusion Financing. To the extent required by the applicable documents, the consents of each lender/lessor under the applicable documents for SSC's ion exclusion financing to transfer of SSC to Buyer without any ongoing obligation of Seller shall have been obtained.

     7.4 No Legal Action. All waiting periods under the HSR Act shall have expired, or shall have been subject to early termination. There shall be no action taken and outstanding, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any court or governmental authority, or any action or proceeding seeking an injunction or order pending or threatened, which would render Seller unable to consummate the transactions contemplated by this Agreement.

     7.5 Environmental Remediation Amount. The Environmental Remediation Amount shall not exceed two million five hundred thousand dollars ($2,500,000).


                                   ARTICLE 8

                            TERMINATION AND REMEDIES

     8.1 Termination. Notwithstanding anything in this Agreement to the contrary:

          (a) Default. If, notwithstanding the terms of this Agreement, a party hereto shall intentionally fail or refuse to consummate the transactions contemplated herein or to take any other action referred to herein necessary to consummate the transactions contemplated herein, then the nondefaulting party, after affording the defaulting party a ten (10) day period after notice in which to cure such breach or default, shall have the right, in addition to the other rights specified in Section 8.2 hereof, to terminate this Agreement by written notice given to the other party hereto.

          (b) Upset Date. If the Closing Date shall not have occurred on or before March 15, 1996, then, unless otherwise agreed to in writing between the parties hereto, this Agreement shall terminate on or following such date (as such date may be postponed pursuant hereto), upon written notice given by one party to the other; provided that no party shall be entitled to terminate this Agreement pursuant to this Section 8.1(b) if such party's conduct or failure to act has prevented the Closing from having occurred.

          (c) Legal Restraint. Any party may, by written notice to the other party, terminate this Agreement if at the time the written notice of termination is given, there is in effect a final, nonappealable injunction enjoining the sale, transfer or delivery of the Shares or the payment of the Purchase Price therefor.

     8.2  Remedies.

     (a) Specific Performance. Subject to compliance with the terms of Section 8.2(d) hereof, any party desiring to proceed with the Closing despite any intentional failure or refusal of any other party hereto of the type described in Section 8.1(a) hereof shall have the right to pursue the remedy of specific performance.

     (b) Damages. Subject to compliance with the terms of Section 8.2(d) hereof, any party terminating this Agreement pursuant to Section 8.1(a) hereof shall, if the failure or refusal referred to in Section 8.1(a) hereof constituted a material breach of this Agreement, have the right to sue for damages and all reasonable out-of-pocket costs and expenses theretofore suffered and sustained by the nondefaulting party.

     (c) Effect of Termination. Except as set forth in Section 8.2(b) hereof, any termination of this Agreement by any party hereto shall have the effect of causing this Agreement thereupon to become void and of no further force or effect whatsoever, and thereupon no party hereto will have any rights, duties, liabilities or obligations of any kind or nature whatsoever against any other party hereto based upon either this Agreement or the transactions contemplated hereby, except the obligations of each party with respect to confidentiality set forth in Section 11.2 hereof.

     (d)  Cure Period.  Any party seeking any form of relief referred to in
Section 8.2(a) or (b) hereof shall, as a condition to the right to seek such relief, afford the defaulting party hereto a ten (10) day period to effect reasonable cure of such breach or default.

     (e) Attorneys' Fees. In any action, suit or other proceeding under or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other out-of-pocket expenses from the losing party.


                                   ARTICLE 9

                                INDEMNIFICATION

     9.1  Indemnification by Seller.  Except as otherwise limited by this
Article 9, from and after the Closing Date, Seller shall indemnify and hold Buyer harmless from and against any and all losses, damages, costs and expenses (including but not limited to court costs and reasonable outside attorneys' and accountants' fees) actually suffered or incurred by Buyer or SSC or LPC or any Affiliate of Buyer or any permitted assignee of or successor to any of the foregoing (hereinafter "Loss") arising out of or resulting from the Seller Retained Liabilities or any breach of (i) any representation or warranty of Seller contained in this Agreement; provided, however, that such obligation to indemnify and hold harmless shall not apply unless Buyer shall have given timely written notice to Seller of such breach of representation or warranty in accordance with Section 9.5 hereof, or (ii) any other covenant or agreement by Seller contained in this Agreement.

     9.2 Recoveries. There shall be netted from the amount of any payment required under Section 9.1: (i) the amount of any indemnification received by Buyer, SSC, LPC or any of Buyer's Affiliates from an unrelated party with respect to such Loss and (ii) the amount of any insurance proceeds or other cash receipts paid to Buyer, SSC, LPC or any of Buyer's Affiliates as an offset against such Loss (and no right of subrogation shall accrue to any insurer hereunder). If the amount of any limitation pursuant to this Section 9.2 is determined after payment by Seller of any amount otherwise required to be paid pursuant to this Article 9, Buyer shall repay to Seller, promptly after such determination, any amount that Seller would not have had to pay pursuant to this
Article 9 had such determination been made at the time of such payment.

     9.3  Limitations on Indemnification.

     (a) Dollar Limitations. Seller shall be required to indemnify and hold harmless an indemnified party under Section 9.1 hereof with respect to Loss incurred by any such indemnified party (excluding for all purposes of this Section 9.3(a) any Loss indemnified pursuant to Sections 10.4, 10.5, 10.6 or 11.5) as a result of Seller's breach of any representation or warranty only if
(i) the amount of any such Loss based on any single item or related series of items shall exceed $50,000 (it being understood that if the amount of such Loss shall exceed $50,000, the indemnity shall extend to the entire amount of such Loss, including the amounts up to $50,000, and if the item relates to a breach of a representation which requires for a breach a Material Adverse Effect, then the indemnity shall extend to the full liquidated amount of the item causing such breach, subject, however, to clause (ii) below) and (ii) the cumulative and aggregate amount of such Losses against which Seller is obligated to indemnify under the preceding clause (i) shall exceed $1,000,000.

     (b) Taxes. Buyer's rights to reimbursement for any Tax liability shall be limited to the provisions of Article 10 hereof and not be subject to Section 9.3.

     (c) Other Limitations. Seller shall not have any liability under any provision of this Agreement for Losses to the extent that such Losses result from actions taken by Buyer, SSC or LPC after the Closing Date and in no event shall Seller be liable for unforeseen or consequential damages. Buyer shall take and cause SSC and LPC to take all reasonable steps to mitigate Losses upon becoming aware of any event which could reasonably be expected to give rise thereto. Under no circumstances shall Seller be liable for Losses in an aggregate amount exceeding the Purchase Price.

     9.4 Indemnification by Buyer. Except as otherwise limited by this Article 9, from and after the Closing Date, Buyer shall indemnify and hold Seller harmless from and against any and all losses, damages, costs and expenses (including but not limited to court costs and reasonable outside attorneys' and accountants' fees) actually suffered or incurred by it or any permitted assignee or successor thereof arising out of or resulting from (a) any breach of (i) any representation or warranty by Buyer to Seller contained in Article 3 hereof; provided, however, that such obligation to indemnify and hold harmless shall not apply unless Seller shall have given timely written notice to Buyer of such breach of representation or warranty in accordance with Section 9.5 hereof, or
(ii) any other covenant or agreement by Buyer contained in this Agreement, or
(b) excluding matters involving indemnification of Buyer by Seller pursuant to
Section 9.1 hereof, any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted or pending against Seller or any of its Affiliates at any time before or after the Closing Date that relate to or arise out of or in connection with the assets, businesses, operations, conduct, products and/or employees (including former employees) of SSC or LPC (other than Taxes, which are the subject of Article 10 hereof), whether relating to or arising out of or in connection with occurrences before or after the Closing Date, including without limitation obligations of Seller, SSC or LPC pursuant to Sections 10.4, 10.5 and 10.6 hereof (collectively, "Buyer Assumed Liabilities"). Seller's rights to such indemnification shall be governed and limited, however, by the provisions of Sections 9.2 and 9.3 hereof, as if they had been restated in this Section 9.4 with references to Buyer (and/or SSC and LPC) changed to Seller and vice versa.

     9.5 Limitations on Survival; Written Notice. The representations, warranties and indemnities made by the parties in this Agreement shall survive the Closing to and until December 31, 1996 (at which date they shall terminate); provided, however, that the representations, warranties and indemnities set forth in Sections 2.13 and 11.5 hereof shall survive until termination of the applicable statute of limitations, and indemnities for Seller Retained Liabilities and for Buyer Assumed Liabilities shall survive without termination. Notwithstanding anything in this Agreement to the contrary, no claim for incorrect representation or breach of warranty under this Agreement may be brought, and no litigation with respect thereto commenced, with respect to any such representation or warranty, or any certificate relating to any such representation or warranty, and the party making any such representation or warranty shall not have any obligation with respect thereto, unless written notice thereof specifying with particularity the incorrect representation or breach of warranty claimed shall have been delivered to such party on or before the end of such period.

     9.6 General. The indemnification obligations under this Article 9 shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence of the indemnified party. The rights of the parties to indemnification under this Article 9 shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations. All representations, warranties and covenants and agreements made by the parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.

                                  ARTICLE 10

                            TAX AND EMPLOYEE MATTERS

     10.1  Taxes and Adjustments.

     (a) Buyer will consult with Seller, or Seller's representatives, as to any Tax matter involving or relating to SSC or LPC for such periods for which SSC or LPC is includable in any of Seller's consolidated or combined federal and state Tax Returns. Buyer shall cause SSC and LPC to prepare, not later than August 15, 1996, for the information and use of Seller, all information reasonably necessary to prepare appropriate Tax Returns relating to SSC and LPC for taxable periods ending on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with prior similar returns of Seller, SSC and LPC except as required by law or to the extent any inconsistency would not adversely affect the returns of Buyer. Promptly after filing, Seller shall provide Buyer with a copy of such portion of the filed consolidated Tax Returns as they relate solely to SSC and LPC, and a schedule indicating the tax basis, net operating loss carryforwards and other material attributes for SSC and LPC for the periods covered by such Tax Returns.

     (b) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to SSC and LPC as is reasonably necessary for the preparation of any Tax Return, for preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

     (c) Whenever it is necessary for purposes of this Agreement to determine the Tax liability of a taxable entity for a taxable year or period that begins on or before and ends after the Closing Date, the determination shall be made
(i) in the case of Taxes that are not based on income or gross receipts (e.g., property taxes), by apportioning such Taxes on a per diem basis; and (ii) in the case of Taxes based on income or on gross receipts, by apportioning the total Tax liability for such taxable year or period on the assumption that there are two taxable years or periods, one ended as of the close of the Closing Date and another beginning as of the day after the Closing Date, taking into account the actual taxable events occurring during each such assumed taxable year or period (except that exemptions, allowances and deductions for taxable periods beginning on or before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned between the two years or periods ratably on a per diem basis).

     (d) Seller and Buyer agree that SSC and LPC will be included in the consolidated Federal income Tax Return and any combined state return or report filed by Seller for Tax periods ending prior to or on the Closing Date. Buyer acknowledges and agrees that the rights conferred upon Seller in connection with the filing of such returns includes, without limitation, the right to elect under Prop. Reg. (S) 1.1502-20(g)(1) (or successor provision) to allow for the Seller to reattribute any losses attributable to SSC or LPC to Seller.

     (e) Buyer shall be responsible for preparing and shall file or cause to be filed when due all Tax returns for SSC and LPC for taxable years or periods ending after the Closing Date (including Tax returns for those states that require twelve (12) month returns covering the Closing Date) and shall pay or cause to paid when due any Taxes in respect of such Tax returns. Buyer shall file any such Tax returns in a manner consistent with the manner in which the Seller filed the returns described in subsection 10.1(d) (except as required by law or to the extent any inconsistency would not adversely affect the returns of the Seller).

     (f) Seller shall pay or cause to be paid the income taxes shown on the returns described in subsection 10.1(d). Seller shall indemnify and hold harmless the Buyer, SSC and LPC from (i) any liability for Taxes for which SSC or LPC are or may be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a result of being members of an "affiliated group" (within the meaning of section 1504(a) of the Code, or under similar principles of state, local or foreign law) on or prior to the Closing Date, (ii) any liability for income Taxes reportable on the Tax Returns described in 10.1(d), (iii) any liability for Taxes arising from the breach of any warranty contained in Section 2.13 of this Agreement and (iv) any liability for Taxes imposed on or with respect to SSC or LPC with respect to any period ending on or prior to the Closing Date and the portion of any such Taxes for any taxable year or period beginning before and ending after the Closing that is attributable to the portion of such year or period prior to and including the Closing Date (in each case, except to the extent that such liability is properly reflected as a current liability in the Balance Sheet). Seller's obligation to indemnify and hold harmless Buyer, SSC and LPC under clause (iv) of this subsection 10(f) for a portion of the Taxes for a taxable year or period beginning before and ending after the Closing shall be conditioned upon the Seller being permitted to participate with Buyer in the defense or contest of any Tax proceeding relating to such liability for Taxes.

     (g) Buyer shall indemnify and hold Seller harmless from any Taxes imposed on or with respect to SSC or LPC with respect to all periods beginning after the Closing Date and the portion of any such income taxes for any taxable year or period beginning before and ending after the Closing Date that is attributable to the portion of such year or period beginning after the Closing Date.

     (h) After the Closing, (i) Buyer, SSC and LPC shall have the right to all refunds of Taxes (including, without limitation, interest thereon) which relate to the Taxes of SSC or LPC for any period or periods beginning after the Closing, and (subject to the second sentence of Section 10.1(d)) to the benefit of any net operating loss, capital loss, tax credit or similar tax attribute which is in existence at closing and available to reduce Taxes of Buyer, SSC or LPC for any period or periods beginning after the Closing (including, without limitation, any Taxes determined in accordance with Section 10.1(c) by reason of any taxable year or period beginning before and ending after the Closing Date), and Seller shall execute all assignments of any refund claim or right to receive a refund of such Taxes to Buyer which Buyer may request; and (ii) Seller shall have the right to all refunds of Taxes (including, without limitation, interest thereon) which relate to the Taxes of SSC or LPC for periods ending on or before the Closing Date (including, without limitation, any Taxes determined in accordance with Section 10.1(c) by reason of any taxable year or period beginning before and ending after the Closing Date), and Buyer shall execute all assignments of any refund claim or right to receive a refund of Taxes to Seller which Seller shall request. In the event that SSC or LPC generates a net operating loss, capital loss, tax credit or similar tax attribute that may be carried back to tax periods of SSC or LPC ending on or prior to the Closing Date, and such item entitles Buyer, Seller, SSC or LPC to a refund attributable to a period ending on or prior to the Closing Date, the party receiving the refund (Buyer or its Affiliates, on the one hand, or Seller or its Affiliates, on the other hand) shall immediately pay 50% of such refund to the other party (including any interest thereon).

     (i)  Any payments made to Seller, SSC, LPC or Buyer pursuant to this
Article 10 shall constitute an adjustment to the Purchase Price for tax purposes.

     (j) Seller shall be responsible for handling all Tax matters related to SSC and LPC, including dealing with and resolving audit issues, for tax periods ending prior to or on the Closing Date. If Seller makes a payment to a Taxing authority as a result of an adjustment made by the Taxing authority for a period ending on or before the Closing Date, Seller shall give notice of such payment to Buyer and, if as a result of such adjustment, Buyer, SSC or LPC realizes a Tax benefit in a period beginning after the Closing Date, Buyer shall pay to Seller the amount of such Tax benefit within a reasonable period after such benefit is realized. If Buyer makes a payment to a Taxing authority as a result of an adjustment made by the Taxing authority for a period ending after the Closing Date, Buyer shall give notice of such payment to Seller and, if as a result of such adjustment, Seller realizes a Tax benefit in a period ending on or prior to the Closing Date, Seller shall pay to Buyer the amount of such Tax benefit within a reasonable period after such benefit is realized.

     (k) The provisions of this Section 10.1 shall survive without limitation as to time notwithstanding Section 9.5.

     10.2  Transfer of Pension Plan Assets.

     (a) Pension Plan Disposition. Prior to or effective as of the Closing Date, Seller shall cause SSC to amend the Pension Plan so that Seller no longer is a participating employer in the Pension Plan and the Pension Plan provides no future accruals to the active Seller employees (the "Seller Employees"). The Seller Employees are listed in Schedule 10.2. After the Closing, Buyer shall preserve all protected benefits (including optional forms of benefits) under the Pension Plan as required by section 411(d)(6) of the Code with respect to such additional accruals as accumulate after Closing prior to any date that Buyer or SSC can amend the benefit structure of the Pension Plan in a valid amendment satisfying the requirements of ERISA and the Code. As soon as reasonably practicable after the Closing Date, Buyer and Seller shall cooperate to transfer from the assets of the Pension Plan to a trust established by Seller which meets the requirements for qualification under section 401 and related sections of the Code (provided that such transfer shall be effected in a manner that satisfies
Section 414(l) of the Code), an amount (determined as of the Closing Date and adjusted to reflect any benefits paid after the Closing Date but prior to the transfer) equal to the percentage of the Pension Plan assets that the accrued benefit obligation of the Pension Plan to the Seller Employees represents of the aggregate accrued benefit obligations of the Pension Plan. Once such transfer has been made, the sole and exclusive responsibility for providing the benefits accrued by the Seller Employee under the Pension Plan shall be that of the Seller. Buyer and Seller shall cooperate to make all necessary governmental filings for the Pension Plan relating to the transactions contemplated by this Agreement. On and after the Closing Date and prior to the date of transfer to Seller, if benefits become payable to or on behalf of any Seller Employees under the Pension Plan, Buyer shall cause current benefit payments to be made to such Seller Employee (or any beneficiary of such Seller Employee) in accordance with the terms of the Pension Plan. On and after the Closing Date, the sole and exclusive responsibility for providing any benefits accrued by participants in the Pension Plan, other than Seller Employees, but including participants who terminated employment but have not incurred a permanent break in service, deferred vested participants and retired participants, shall be that of the Pension Plan and SSC.

     (b) Asset Transfer. As the assets of the Pension Plan are currently held and invested in the Spreckels Industries Master Retirement Trust (the "Master Trust"), as soon as reasonably practicable, and in no event more than 60 days, after the Closing Date, Buyer shall establish a trust to hold the assets of the Pension Plan (the "Pension Plan Trust"). Buyer shall provide Seller with a copy of the Pension Plan Trust promptly after its execution, and as soon as reasonably practicable thereafter,

Seller shall cause the assets of the Pension Plan to be transferred in cash from the Master Trust to the Pension Plan Trust.

     10.3  Spin-Off From Savings Plan.

     (a) Incentive Savings Plan. SSC and LPC presently are participating companies in the Spreckels Industries, Inc. Employees' Incentive Savings Plan (the "Savings Plan"). Seller shall cause SSC and LPC to withdraw as participating companies in the Savings Plan as of the Closing Date. The former employees of SSC and LPC (including former employees who have not incurred a permanent break in service and who had matching contribution accounts under the Savings Plan which were closed and former employees who are entitled to deferred vested benefits under the Savings Plan) and currently active employees of SSC and LPC (together, the "ISP Employees") shall not accrue any benefits under the Savings Plan after the Closing Date, unless they subsequently are reemployed by Seller or one of its affiliates. Buyer shall cause SSC and LPC not to take any action which would result in any benefit payments to any ISP Employee under the Savings Plan or the New Savings Plan established under Section 10.3(b) solely on account of the transactions contemplated by this Agreement. Seller represents and warrants that the Savings Plan and the related trusts meet the requirements for qualification under section 401 and related sections of the Code and shall continue to meet such requirements as of the date of the transfer described in
Section 10.3(f).

     (b) Buyer's Plan. As soon as reasonably practicable, and in no event more than 30 days, after the Closing Date, Buyer shall adopt a new Savings Plan (the "New Savings Plan") and establish a new Savings Plan Trust (the "New Savings Plan Trust"). (Alternatively, Buyer may treat an existing 401(k) plan that it maintains as the New Savings Plan and its 401(k) plan trust as the New Savings Plan Trust.) As of the Closing Date, the ISP Employees shall participate in the New Savings Plan. Buyer represents and warrants that the New Savings Plan and the New Savings Plan Trust will meet the requirements for qualification under section 401 and related sections of the Code and will meet such requirements as of the date of the transfer described in Section 10.3(f). As soon as reasonably practicable, and in no event more than 90 days after the Closing Date, Buyer shall request a determination from the IRS that the New Savings Plan and New Savings Plan Trust meet such qualification requirements. If the IRS declines to make a favorable determination with respect to the New Savings Plan or New Savings Plan Trust as newly submitted, Buyer shall adopt, in a timely manner, such amendments as may be required by the IRS (and are not inconsistent with this Agreement) to secure such favorable determination. Within five days after Buyer receives such favorable determination, Buyer shall provide to Seller copies of the New Savings Plan, the New Savings Plan Trust and the initial determination letter issued by the IRS with respect to the

New Savings Plan (or in the case of Buyer's amendment to an existing plan, with respect to the plan as amended).

     (c)  New Savings Plan Provisions.  Buyer shall cause the New Savings Plan
(i) to provide as of the Closing Date for the immediate eligibility in the New Savings Plan of the ISP Employees who are then actively employed by SSC or LPC as of the Closing Date and (ii) to recognize the past service of the ISP Employees for vesting and eligibility purposes under the New Savings Plan to the same extent as such past service is recognized for vesting and eligibility purposes under the Savings Plan immediately prior to the Closing Date, and (iii) to preserve protected benefits (including optional forms of benefit) as required by section 411(d)(6) of the Code with respect to amounts transferred to the New Savings Plan under Section 10.3(f) hereof, including amounts attributable to ISP Employees who are not actively employed by SSC or LPC.

     (d) Limitation on Forfeitures. No ISP Employee shall have his or her nonvested matching contribution account under the Savings Plan closed or forfeited merely on account of the Closing. In addition, with respect to any ISP Employee who is a former employee and whose account is not subject to forfeiture on account of a permanent break in service, but which account has been closed as a result of the former employee's termination of employment (the "Nonvested Former Participants"), upon the transfer described in Section 10.3(f), Buyer shall provide in the New Savings Plan that it will restore any such account if the former employee is rehired by Buyer prior to a permanent break in service. On or before the transfer described in Section 10.3(f), Seller shall furnish Buyer with a list of Nonvested Former Participants.

     (e) Benefit Payments Pending Transfer of Assets. Seller shall cause current benefit payments to be made to the ISP Employees or their beneficiaries if required by the provisions of the Savings Plan between the Closing Date and the date of the transfer of assets described in Section 10.3(f).

     (f) Transfer of Assets; Allocation of Forfeitures and Other Unallocated Amounts. As soon as reasonably practicable after the provision of satisfactory evidence pursuant to Section 10.3(b), the ISP Employees' account balances under the Savings Plan (determined in accordance with Section 10.3(d) and reduced by payments made under Section 10.3(e)) shall be transferred at the direction of the Seller by the trustee of the Savings Plan to the trustee of the New Savings Plan. Immediately prior to the transfer, Seller shall direct the trustee of the Savings Plan to allocate to the accounts of participants in the Savings Plan all unallocated forfeitures and any other unallocated amount (including any amount in a section 415 suspense account). As of the transfer, Buyer shall direct the plan administrator of the New Savings Plan to establish accounts for the ISP Employees in the amount of the applicable transferred account balances. Seller shall make the transfer herein described as follows:

           (i) Any promissory notes representing ISP Employee loans shall be transferred in kind;

          (ii) At Buyer's request, Seller will use all reasonable efforts to engage the relevant insurance companies to transfer in kind the guaranteed investment in which ISP Employees are invested under the Savings Plan;

          (iii) At Buyer's request, Seller will use all reasonable efforts to engage the relevant insurance companies or trustees to transfer in kind all other investments in which ISP Employees are invested under the Savings Plan; and

          (iv) To the extent an in-kind distribution is not made under Section 10.3(f)(ii) or Section 10.3(f)(iii), the investments described therein shall be transferred in cash.

With respect to those investments to be transferred in cash, prior to the transfer, and no earlier than reasonably desirable to effect the transfer, Seller shall cause the trustee of the Savings Plan to liquidate the investments.

     (g) Union Savings Plan. The provision of paragraphs (a) through (f) of this Section 10.3 shall be separately applied to the Spreckels Industries, Inc. Incentive Savings Plan for Union Hourly Employees (the "Union Savings Plan"), by replacing the term Savings Plan with Union Savings Plan each place that it appears.

     10.4 Major Medical Plan. Effective upon Closing, the Buyer shall cause SSC to assume all obligations of Seller under the Major Medical Plan relating to persons who are employees of SSC and LPC as of the Closing Date (excluding the Manteca Employees) and their dependents. Seller shall retain all other liabilities under the Major Medical Plan.

     10.5 Severance Plan. Effective as of the Closing Date, Buyer shall assume and be liable for all of the obligations of Seller under the Spreckels Industries, Inc. Supplementary Executive Severance Plan and under the policy described in Schedule 10.5 hereto with respect to all employees of SSC and LPC, excluding Manteca Employees, and Seller shall assume and be liable for any obligations of SSC to make any severance payments to Manteca Employees; provided, however, that Buyer does not assume any obligation to make any special compensation payment that is due on or prior to the Closing Date or that is not conditioned upon termination of the applicable employee.

     10.6 Pension Plan Shortfall. In the event and to the extent that the Net Current Asset Value Amount reflects any current liabilities relating to the Pension Plan Shortfall, as a result of Seller not making any necessary filings or payments prior to

Closing, Buyer agrees to make promptly any reports and payments required under applicable law. Seller agrees to indemnify and hold harmless Buyer for any Losses incurred as a result of such Pension Plan Shortfall to the extent not included in the amount reflected as a current liability used in calculating the Net Current Asset Value Amount.


                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

     11.1  Certain Definitions.

     (a) Affiliate. As used in this Agreement, the term "Affiliate" when used with respect to another person shall mean any person controlling, controlled by or under common control with such person.

     (b) Environmental Remediation Amount. As used in this Agreement, the term "Environmental Remediation Amount" means the discounted present value (using a discount rate equal to 10% per annum) of the aggregate cost, as determined by the Independent Consultant, of remediating to a standard acceptable under applicable law, all material soil or groundwater contamination located at any facilities owned or used by SSC (other than leased office or warehouse space and other than the Manteca Facility).

     (c) Excess Environmental Remediation Amount. As used in this Agreement, the term "Excess Environmental Remediation Amount" shall mean an amount equal to the excess, if any, of the Environmental Remediation Amount over two million five hundred thousand dollars ($2,500,000).

     (d) Harris Bank Financing. As used in this Agreement, the term "Harris Bank Financing" shall mean the credit extended pursuant to that certain Secured Revolving Credit Agreement dated as of July 22, 1994 by and among Seller, SSC, Duff-Norton Company, Inc., and Harris Trust and Savings Bank, as amended to date.

     (e) Indenture. As used in this Agreement, the term "Indenture" shall mean that certain Indenture dated as of September 2, 1993 made by Seller to Chemical Trust Company of California, as trustee, under which the Seller has issued its 11-1/2% Senior Secured Notes Due 2000.

     (f) Independent Consultant. As used in this Agreement, the term "Independent Consultant" means a consultant knowledgeable with regard to environmental contamination and the remediation thereof, with no material relationship to Seller, SSC or Buyer, to be designated jointly by Seller and Buyer.

     (g) Knowledge of Seller. As used in this Agreement, the terms "knowledge of" Seller, or words to that effect, shall mean

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

the actual knowledge of Gary L. Tessitore, Donald C. Roof, Robert L. Green, Elizabeth J. Robison, John D. Hamilton, John A. Kolberg, Chris D. Rhoten, Keith
A. McKinnon, Robert Alcorn, Donald E. Gorsek and Ronald Friedman.

     (h) Major Medical Plan. As used in this Agreement, the term "Major Medical Plan" shall mean the Spreckels Industries Major Medical Plan for Retirees and Eligible Dependents.

     (i) Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" shall mean a material adverse effect on the business, results of operations, and financial condition and prospects of SSC and LPC, taken as a whole.

     (j) Pension Plan. As used in this Agreement, the term "Pension Plan" shall mean the Spreckels Sugar Company, Inc. Pension Plan.

     (k) Tax. As used in this Agreement, the term "Tax" shall mean all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government, or any agency or political subdivision of such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, other withholding taxes, value-added taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workmen's compensation, and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

     (l) Tax Returns. As used in this Agreement, the term "Tax Return" shall mean all returns (including amended returns), information returns or statements, reports or forms required to be filed with or submitted to any tax authority in respect of any Taxes.

     11.2 Confidentiality. All information given by any party hereto to any other party shall be considered confidential and shall be used only for the purposes intended. Seller and Buyer have previously entered into a letter agreement dated March 30, 1995, the provisions of which are incorporated herein by reference and shall continue to apply for the benefit of Seller and Buyer as if entirely set forth herein; provided, however, that paragraphs 6 and 9 of such letter shall be deemed terminated as of Closing.

     11.3 Successors and Assigns; No Third-party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties. Nothing in this Agreement shall confer upon any person or entity not a party to this

Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     11.4 Disclaimer Regarding Projections; Conflicting Representations and Warranties; Single Disclosure Sufficient. In connection with Buyer's investigation of SSC and LPC, Buyer may have obtained projections and business plan information. Buyer understands that any such projections were not prepared with a view to complying with the published guidelines of the Securities and Exchange Commission or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer shall not have any claim against Seller with respect thereto. Accordingly, Seller does not make representation or warranty of any type or nature whatsoever with respect to such projections and other forecasts and plans. If any agreement, instrument or other information would otherwise be required to be disclosed on more than one of the Schedules to this Agreement, a single reference to such agreement, instrument or other information on one Schedule shall be sufficient for purposes of this Agreement.

     11.5  Brokers and Finders.

     (a) Seller represents and warrants to Buyer that, other than Schroder Wertheim & Co., Incorporated, it has not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby. Seller shall indemnify, defend and hold Buyer, SSC and LPC harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against Buyer (or any parent, subsidiary or affiliate of Buyer) by any broker or other person who claims or shall claim to be entitled to a broker's, finder's or similar fee or commission in respect of the execution of this Agreement, or the consummation of the transactions contemplated hereby, by reason of his acting at the request of Seller.

     (b) Buyer represents and warrants to Seller that it has not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby. Buyer indemnifies and agrees to save and hold Seller harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against it by any broker or other person who claims or shall claim to be entitled to a broker's, finder's or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of Buyer.

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

     11.6 Fees and Expenses. Except as otherwise provided in Section 4.7, 5.8 and 8.2(e) hereof, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

     11.7 Notices. Except as otherwise set forth herein, all notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by facsimile, by certified or registered mail, return receipt requested, or by express courier or delivery service, addressed to the parties hereto at the following addresses:

     (a)  If to Buyer, to:

          Holly Sugar Corporation
          One Imperial Square
          8016 U.S. 90-A
          P.O. Box 9
          Sugar Land, Texas 77487
          Attention:  William F. Schwer, Esq.
          Facsimile No.:  (713) 490-9530

     with a copy to:

          Baker & Botts, L.L.P.
          3000 One Shell Plaza
          910 Louisiana
          Houston, Texas
          Attention:  J. David Kirkland, Jr., Esq.
          Facsimile No.:  (713) 229-1522

     (b)  If to Seller, to:

          Spreckels Industries, Inc.
          One Morrocroft Centre
          6805 Morrison Boulevard, Suite 450
          Charlotte, NC 28211
          Attention:  Mr. Donald C. Roof
          Facsimile No.:  (704) 367-0953

     with a copy to

          Pillsbury Madison & Sutro LLP
          235 Montgomery Street
          San Francisco, CA 94104
          Attention:  Richard S. Grey, Esq.
          Facsimile No.:  (415) 983-1200

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt

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

of communications sent by facsimile); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

     11.8 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.

     11.9 Waivers and Amendments. Each of Seller and Buyer may by written notice to the other (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive performance of any of the covenants or obligations of the other created under this Agreement; or (d) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

     11.10 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     11.11 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

     11.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     11.13 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their

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

respective successors and assigns, without regard to domicile, citizenship or residence, hereby agree to submit themselves to the nonexclusive jurisdiction of the courts of the State of California located in San Francisco and of the United States District Court for the Northern District of California, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in
Section 11.7 hereof.

     11.14 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the choice-of-law provisions thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              HOLLY SUGAR CORPORATION



                              By   /s/ James C. Kempner
                                 --------------------------

                                 Its       Chairman
                                     ----------------------


                              SPRECKELS INDUSTRIES, INC.



                              By   /s/ Gary L. Tessitore
                                 --------------------------

                                 Its        CEO
                                     ----------------------

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